AMENDMENT TO
MANAGEMENT AGREEMENT

THIS AMENDMENT TO MANAGEMENT AGREEMENT (this "Amendment"), effective as of October 28, 2019, is entered into by and between MOGULREIT II, INC., a Maryland corporation (the "Company") and RM ADVISER, LLC, a Delaware limited liability company (the "Manager").

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to that certain Management Agreement dated as of August 11, 2017 (the "Management Agreement");

WHEREAS, the parties hereto desire to amend the Management Agreement, as provided by this Amendment;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Asset Management Fee. Sections 3.01(a) of the Management Agreement is hereby deleted in its entirety and replaced with the following.

"(a) Asset Management Fee. The Company shall pay to the Manager a monthly Asset Management Fee at an annualized rate of 1.25%, payable in arrears, which will be based on the total equity value. The total equity value equals (a) the Estimated NAV, multiplied by (b) the number of shares of common stock then outstanding. Any portion of the Asset Management Fee may be deferred and paid in a subsequent period upon the mutual agreement of the parties hereto."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

MOGULREIT II, INC.

By: ______________________
Name: Jilliene Helman
Title: Chief Executive Officer

RM ADVISER, LLC

By: ______________________
Name: Eric Levy
Title: Portfolio Manager